Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of January 29, 2010

among

ACCELLENT INC.,

as Borrower

The Several Lenders

from Time to Time Parties Hereto

WELLS FARGO CAPITAL FINANCE, LLC

as Administrative Agent and Collateral Agent,

and

WELLS FARGO CAPITAL FINANCE, LLC

as Lead Arranger and Bookrunner

-i-

6.11.	Material Adverse Effect	60
6.12.	Borrowing Base Certificate	60
6.13.	Solvency Certificate	60
6.14.	Closing Availability	60

SECTION 7.	Conditions Precedent to All Credit Events	60
7.1.	No Default; Representations and Warranties	60
7.2.	Notice of Borrowing	60
7.3.	Availability	61

SECTION 8.	Representations, Warranties and Agreements	61
8.1.	Corporate Status	61
8.2.	Corporate Power and Authority	61
8.3.	No Violation	61
8.4.	Litigation	61
8.5.	Margin Regulations	62
8.6.	Governmental Approvals	62
8.7.	Investment Company Act	62
8.8.	True and Complete Disclosure	62
8.9.	Financial Condition; Financial Statements	62
8.10.	Tax Returns and Payments	62
8.11.	Compliance with ERISA	63
8.12.	Subsidiaries	63
8.13.	Patents, etc.	63
8.14.	Environmental Laws	64
8.15.	Properties	64
8.16.	Solvency	64
8.17.	Indebtedness	64
8.18.	Eligible Accounts	64
8.19.	Eligible Inventory	64

SECTION 9.	Affirmative Covenants	65
9.1.	Information Covenants	65
9.2.	Books, Records and Inspections	68
9.3.	Maintenance of Insurance	68
9.4.	Payment of Taxes	68
9.5.	Consolidated Corporate Franchises	68
9.6.	Compliance with Statutes, Obligations, etc.	68
9.7.	ERISA	68
9.8.	Good Repair	69
9.9.	Transactions with Affiliates	69
9.10.	End of Fiscal Years; Fiscal Quarters	69
9.11.	Additional Guarantors, Grantors and Pledgors	70
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	70
9.13.	Use of Proceeds	70
9.14.	Changes in Business	70
9.15.	Further Assurances	70
9.16.	Appraisals	71
9.17.	Field Examinations	71
9.18.	Asset Sales; Casualty and Condemnation	72
9.19.	Post-Closing Matters	72

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SECTION 10.	Negative Covenants	72
10.1.	Limitation on Indebtedness	72
10.2.	Limitation on Liens	74
10.3.	Limitation on Fundamental Changes	75
10.4.	Limitation on Sale of Assets	76
10.5.	Limitation on Investments	78
10.6.	Limitation on Dividends	79
10.7.	Limitations on Debt Payments and Amendments	81
10.8.	Limitations on Sale Leasebacks	82
10.9.	Fixed Charge Coverage Ratio During any Minimum Availability Period	82

SECTION 11.	Events of Default	82
11.1.	Payments	82
11.2.	Representations, etc.	82
11.3.	Covenants	83
11.4.	Default Under Other Agreements	83
11.5.	Bankruptcy, etc.	83
11.6.	ERISA	84
11.7.	Guarantee	84
11.8.	Pledge Agreement	84
11.9.	Security Agreement	84
11.10.	Mortgages	84
11.11.	Subordination	84
11.12.	Judgments	85
11.13.	Change of Control	85

SECTION 12.	The Agents	85
12.1.	Appointment	85
12.2.	Delegation of Duties	85
12.3.	Exculpatory Provisions	86
12.4.	Reliance by Each Agent	86
12.5.	Notice of Default	86
12.6.	Non-Reliance on Agents and Other Lenders	86
12.7.	Indemnification	87
12.8.	Each Agent in its Individual Capacity	87
12.9.	Successor Agent	87
12.10.	Withholding Tax	88
12.11.	Reports	88

SECTION 13.	Miscellaneous	88
13.1.	Amendments and Waivers	88
13.2.	Notices	90
13.3.	No Waiver; Cumulative Remedies	91
13.4.	Survival of Representations and Warranties	91
13.5.	Payment of Expenses and Taxes	91
13.6.	Successors and Assigns; Participations and Assignments	92
13.7.	Replacements of Lenders under Certain Circumstances/Non-Consenting Lenders	95
13.8.	Adjustments; Set-off	96
13.9.	Counterparts	96
13.10.	Severability	96
13.11.	Integration	96

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13.12.	GOVERNING LAW	97
13.13.	Submission to Jurisdiction; Waivers	97
13.14.	Acknowledgments	97
13.15.	WAIVERS OF JURY TRIAL	97
13.16.	Confidentiality	98
13.17.	USA PATRIOT Act	98
13.18.	Electronic Communications	98
13.19.	Bank Product Providers	100

SCHEDULES

Schedule A-1	Administrative Agent’s Account
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule E-2	Existing Letters of Credit
Schedule 1.1(a)	Commitments and Addresses of Lenders
Schedule 1.1(b)	Excluded Subsidiaries
Schedule 1.1(d)	Mortgaged Properties
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 9.19	Post-Closing Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guarantee
Exhibit B-1	Form of Bank Product Letter Agreement
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Mortgage
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Revolving Credit and Swingline Loan Promissory Note

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CREDIT AGREEMENT dated as of January 29, 2010, among ACCELLENT INC., a Maryland corporation (“Borrower”), the lenders from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent and Collateral Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1) , and WELLS FARGO CAPITAL FINANCE, LLC, as Lead Arranger and Bookrunner.

The parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR, and, in any event, shall include all Swingline Loans.

“Account” shall mean (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by the Borrower or any of its Subsidiaries in the course of their respective operations, (b) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment or reimbursement of every kind and description, whether or not earned by performance, in each case arising in the course of their respective operations, (c) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights, Liens and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Credit Documents in respect of the foregoing, (d) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing, (e) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing, and (f) all proceeds of the foregoing.

“Account Debtor” shall mean “account debtor” as defined in Article 9 of the UCC, and any other Person who may become obligated to a Credit Party under, with respect to, or on account of an Account of such Credit Party (including without limitation any guarantor of performance of an Account).

“Account Reserves” shall mean reserves which the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.15, to maintain (including reserves for rebates, discounts, warranty claims and returns) with respect to the Eligible Accounts.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” shall mean WFCF, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1.

“Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at Two Grand Central Tower, 140 E. 45th Street, 32nd Floor, New York, NY 10017, Reference: Accelent Inc., or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Credit Loans, Letters of Credit or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Credit Exposure at that time); provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to the Total Credit Exposure, a percentage based upon its share of the Total Credit Exposure and the unused Commitments; provided that in the case of Section 4.1(a) when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” shall mean (a) in the case of Eurodollar Loans, 3.25% per annum and (b) in the case of ABR Loans, 2.25% per annum.

“Application Event” means the occurrence of (a) a failure by the Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by any Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 5.3(d) of this Agreement.

“Approved Fund” shall have the meaning provided in Section 13.6.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by an Authorized Officer of the Borrower.

“Availability” shall mean, at any time, an amount equal to the Line Cap minus the Total Credit Exposure.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Letter of Credit Usage at such time.

“Average Daily Availability” shall mean, for any period, the result of the sum of the Availability as of the end of each day during such period, divided by the number of days in such period.

“Bain” shall mean Bain Capital Partners, LLC.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Credit Party by a Bank Product Provider or Hedge Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Credit Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent) to be held by the Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that any Agent or any Lender is obligated to pay to a Bank Product Provider as a result of such Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to such Credit Party; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by the Administrative Agent, the Administrative Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of such request (or such other time period acceptable to the Administrative Agent in its sole discretion), or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and the Administrative Agent shall have received a Bank Product Provider Letter Agreement within 30 days after the date of the provision of the applicable Bank Product to such Credit Party (or such other time period acceptable to the Administrative Agent in its sole discretion).

“Bank Product Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to any Credit Party (or such other time period acceptable to the Administrative Agent in its sole discretion); provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-1, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the Borrower, and the Administrative Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that the Administrative Agent has determined is necessary or appropriate to establish (based upon the Bank Product Providers’ and Hedge Providers’ reasonable determination of their credit exposure to the Credit Parties in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, and (b) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Borrowing Base” shall mean, at any time, the result of:

(a) the product of 85% multiplied by the Eligible Accounts at such time, plus

(b) the sum of:

(i)	the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Finished Goods Inventory at such time and (B) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Finished Goods Inventory at such time, plus

(ii)	the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Precious Metals Raw Material Inventory at such time and (B) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Precious Metals Raw Material Inventory at such time, plus

(iii)	the lesser of (A) the product of 50% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Non-Precious Metals Raw Material Inventory at such time and (B) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Non-Precious Metals Raw Material Inventory at such time, plus

(iv)	the lesser of (A) the product of 50% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Work-in-Process Inventory at such time and (B) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Work-in-Process Inventory at such time, minus

(c) the sum of the Account Reserves, the Inventory Reserves, the Reserves, and the Bank Product Reserve Amount.

“Borrowing Base Certificate” shall mean a certificate, duly completed and signed by an Authorized Officer of the Borrower, in a form on the Closing Date which is reasonably satisfactory to each Initial Lender and following the Closing Date in such form or another form which is reasonably acceptable to the Administrative Agent in its sole discretion.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York or Los Angeles a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within one year after the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Dominion Period” shall mean (a) each period commencing when Availability shall have been less than 15% of the Line Cap for five consecutive Business Days and ending on the date that Availability shall have been equal to or greater than 15% of the Line Cap for 30 consecutive days, (b) each period during which a Specified Default is continuing or (c) each period commencing on the later of (i) the occurrence of an Event of Default under (x) Section 11.3(a), 11.4, 11.7, 11.8, 11.9, 11.10 or 11.11, or (y) Section 11.3(b) (but in the case of Section 11.3(b), solely to the extent resulting from a breach of Section 9.1(a) or 9.1(b)) or (z) Section 11.2 (but solely to the extent that such representation or warranty relates to financial statements referred to in Section 9.1(a) or 9.1(b) or a Borrowing Base Certificate delivered pursuant to Section 9.1(e) and an inaccuracy therein resulting in such Event of Default (1) resulted in a Borrowing that would not have been otherwise permitted by this Agreement, (2) resulted in the violation of a covenant set forth in Section 10 or (3) was the basis for avoiding an earlier Cash Dominion Period) and (ii) the date on which the Collateral Agent, at the instruction of the Required Lenders, has provided written notice to the Borrower of an election to commence a Cash Dominion Period as a result of such Event of Default, and ending on the date on which such Event of Default has been cured or waived.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change of Control” shall mean the occurrence of any of the following:

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent corporations; or

(b) Holdings shall cease to own and control directly and of record 100% of the equity interests of the Borrower; or

(c) a “Change of Control” under and as defined in (i) the Subordinated Note Indenture or (ii) the Secured Note Indenture shall occur.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans of each Series or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Swingline Commitment.

“Closing Date” shall mean the earliest date on which each of the conditions precedent set forth in Section 6 and 7 have either been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement or any Mortgaged Property or Trust Property under a Mortgage, as applicable.

“Collateral Access Agreement” shall mean any landlord waiver, bailee letter or other access agreement reasonably acceptable to the Administrative Agent and the Borrower.

“Collateral Agent” shall mean WFCF, as the collateral agent for the Lenders under this Agreement and the other Credit Documents.

“Collection Account” shall have the meaning assigned to such term in the Security Agreement.

“Commitment” shall mean (a) with respect to each Initial Lender, the amount set forth opposite such Initial Lender’s name on Schedule 1.1(a) as such Initial Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Closing Date is $75,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean 0.50% per annum.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the Borrower and the Restricted Subsidiaries, excluding extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a).

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of

(a) Consolidated Earnings and to the extent already deducted in arriving at Consolidated Earnings:

(b) Consolidated Interest Expense,

(c) depreciation expense,

(d) amortization expense, including amortization of deferred financing fees,

(e) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges),

(f) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(g) losses on asset sales,

(h) restructuring charges or reserves (including costs related to closure of facilities),

(i) Transaction Expenses, to the extent deducted in determining Consolidated Earnings,

(j) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction,

(k) any fees and expenses related to Permitted Acquisitions,

(l) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Earnings, and

(m) the amount of management, monitoring, consulting and advisory fees and related expenses paid to KKR and Bain,

less the sum of the amounts for such period of

(o) extraordinary gains and unusual or non-recurring gains,

(p) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and

(q) gains on asset sales, all as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP,

provided that (i) except as provided in clause (iii) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions, (ii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses and (iii) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition”, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (b) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3 and 10.9, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Security Documents, the Fee Letter, the Intercreditor Agreement, and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance or renewal of a Letter of Credit.

“Credit Exposure” shall mean with respect to any Lender the sum of the following on such date: (a) the outstanding amount of Revolving Credit Loans of such Lender plus (b) the Letter of Credit Exposure of such Lender plus (c) the Swingline Exposure of such Lender plus (d) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans or Protective Advances required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Designated Account” means the Deposit Account of the Borrower identified on Schedule D-1.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with any sale, transfer or other disposition of property that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dividends” shall have the meaning provided in Section 10.6.

“Document” shall have the meaning assigned to such term in the Security Agreement.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Eligible Accounts” shall mean, at any date of determination thereof, the aggregate amount of all Accounts at such date due to a Credit Party except to the extent that (determined without duplication):

(a) such Account does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b) (i) such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of a condition (other than the preparation and delivery of an invoice) or (ii) with respect to such Account, such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, set-off or dispute exists as to such Account, but only to the extent of such defense, counterclaim, set-off or dispute, unless (i) the Collateral Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Collateral Agent to waive such rights;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) an invoice has not been sent to the applicable Account Debtor in respect of such Account within 30 days after the earlier of (i) the date the goods have been sold or the services rendered, as applicable or (ii) the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Collateral Agent or the Administrative Agent as Collateral;

(f) such Account (i) is not owned by such Credit Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (b) and (i) of Section 10.2;

(g) such Account is the obligation of an Account Debtor that is another Credit Party or a director, officer, employee or Affiliate of any Credit Party;

(h) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof unless such Credit Party, if necessary, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof, in each case to the Administrative Agent’s reasonable satisfaction;

(i) such Account is the obligation of an Account Debtor which (i) does not maintain an office in the U.S. or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent;

(j) such Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party but only to the extent of the potential offset;

(k) upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within 60 days after the due date or 90 days after the invoice date;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors (including under the Bankruptcy Code);

(l) such Account is the obligation of an Account Debtor from whom 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;

(m) such Account is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds (i) if such Account Debtor does not have an Investment Grade or a High Investment Grade, 15%, (ii) if such Account Debtor has an Investment Grade Rating but not a High Investment Grade Rating, 20% or (ii) if such Account Debtor has a High Investment Grade Rating, 30% of the aggregate amount of Eligible Accounts of the Credit Parties but only to the extent of such excess over the applicable threshold;

(n) such Account is one as to which the Collateral Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien;

(o) any of the representations or warranties in the Credit Documents with respect to such Account are untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(p) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the UCC);

(q) such Account is payable in any currency other than Dollars;

(r) such Account has been redated, extended, compromised, settled or otherwise modified or discounted, but only to the extent of such discount or modification, except discounts or modifications that are granted by a Credit Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(s) the applicable Account Debtor is subject to an event of the type described in Section 11.5;

(t) unless otherwise agreed to by the Adminstrative Agent, such Account represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by such Credit Party of the subject contract for goods or services;

(u) such Account is owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition)); or

(v) the Administrative Agent, in its Permitted Discretion, believes that the collection of such Account is doubtful by reason of the Account Debtor’s perceived inability to pay.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Credit Party to reduce the amount of such Account.

“Eligible Inventory” shall mean, at any date of determination thereof, the aggregate amount of all Inventory owned by a Credit Party at such date except any Inventory (determined without duplication) (it being understood and agreed that in determining the amount of Inventory to be included, it shall be valued at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices):

(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent;

(b) which is not owned by such Credit Party or is subject to any Lien other than Liens permitted hereunder pursuant to clauses (a), (b), and (i) of Section 10.2;

(c) which is, in the Administrative Agent’s Permitted Discretion, obsolete, unmerchantable, defective or unfit for sale;

(d) except as otherwise agreed by the Administrative Agent, any of the representations or warranties in the Credit Documents with respect to such Inventory are untrue in any material respect;

(e) which constitutes packaging and shipping material, manufacturing supplies, display items, returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, goods to be returned to a Credit Party’s suppliers or goods which are not of a type held for sale in the ordinary course of business, bill and hold goods, goods acquired on consignment or goods being held by a Person (other than a Loan Party) on consignment (unless, in the case of goods acquired or held on consignment, otherwise agreed by the Collateral Agent in its sole discretion);

(f) which is located in any location leased by a Credit Party unless (i) the Borrower has obtained a Collateral Access Agreement executed by the applicable lessor or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion in an amount of up to 3 months of the rent or other charges due with respect to such facility;

(g) which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document unless (i) the Borrower has obtained a Collateral Access Agreement executed by the applicable warehouseman or bailee or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion in an amount of up to 3 months of the rent or other charges due with respect to such warehouse or bailee;

(h) which is not located at one of the locations in the continental United States set forth on Schedule E-1 or which is in-transit to or from a location of a Credit Party (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1);

(i) which is the subject of a bill of lading or other document of title;

(j) which was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition); or

(k) which contains or bears any intellectual property rights licensed to a Credit Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any respect, (ii) violating any contract with such licensor or (iii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

“Eligible Finished Goods Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of the Borrower’s business.

“Eligible Non-Precious Metals Raw Material Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are raw materials which include materials other than precious metals.

“Eligible Precious Metals Raw Material Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are raw materials consisting solely of precious metals.

“Eligible Work-in-Process Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are work-in-process; provided that, anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to produce such Inventory.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Cure” shall have the meaning set forth in Section 10.9.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Loan requested (whether as an initial Eurodollar Loan or as a continuation of a Eurodollar Loan or as a conversion of an ABR Loan to a Eurodollar Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” shall mean shall mean (a) each Domestic Subsidiary that is not a Material Subsidiary, (b) each Domestic Subsidiary that is prohibited by (i) any Requirement of Law or (ii) any applicable contractual requirement existing at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), in each case, from guaranteeing or granting Liens to secure the Obligations, (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any other Domestic Subsidiary with respect to which, as reasonably determined by the Adminstrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of guaranteeing or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) each Unrestricted Subsidiary and (f) any non-wholly owned Subsidiary. Each Domestic Subsidiary that is not a Material Subsidiary as of the Closing Date, and each other Excluded Subsidiary as of the Closing Date, is listed on Schedule 1.1(b).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of November 22, 2005, as amended, among Accellent Merger Sub Inc., Holdings, the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” shall mean those letters of credit described on Schedule E-2 to this Agreement.

“Existing Notes” shall have the meaning provided in the recitals hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain fee letter dated as of the Closing Date among the Borrower and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Usage shall have been reduced to zero.

“Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by the Borrower and the Restricted Subsidiaries during such Test Period minus expense for taxes paid in cash during such Test Period net of cash refunds received during such Test Period to (b) Fixed Charges for such Test Period, all calculated for the Borrower and the Restricted Subsidiaries on a consolidated basis, provided that the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” shall mean, with reference to any Test Period, without duplication, cash Consolidated Interest Expense paid during such Test Period plus payments of Capitalized Lease Obligations during such Test Period plus scheduled principal payments on Indebtedness made during such Test Period, all calculated for the Borrower and the Restricted Subsidiaries on a consolidated basis, provided that there shall be excluded from Fixed Charges for any Test Period any of the foregoing items to the extent attributable to Unrestricted Subsidiaries for such Test Period and to the extent otherwise included in Fixed Charges for such Test Period, except to the extent actually paid in cash by the Borrower or its Restricted Subsidiaries during such period (other than from dividends or other distributions from an Unrestricted Subsidiary).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time: (a) $5,000,000 minus (b) any Indebtedness incurred by any Foreign Subsidiary, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean “swap agreements” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and other similar agreements entered into by any Credit Party in the ordinary course of business (and not for speculative purposes) in order to protect such Credit Party against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 30 days (or such other time period acceptable to the Administrative Agent in its sole discretion) after the execution and delivery of such Hedge Agreement with any Credit Party; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“High Investment Grade Rating” shall mean with respect to any Person, such Person has at least the minimum rating indicated below from two out of the three ratings agencies named below:

Ratings Agency	Minimum Rating
S&P	A-(stable)

Moody’s	A3 (stable)

Fitch	A- (stable)

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, in each case without qualification (as to scope or going concern) by the Borrower’s auditors and (b) the unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended 45 days prior to the Closing Date, including, but not limited to, September 30, 2009.

“Holdings” shall mean Accellent Acquisition Corp., a Delaware corporation.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business and (ii) intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and incurred in the ordinary course of business.

“Initial Secured Notes” shall mean the Borrower’s Senior Secured Notes due 2016 issued on the Closing Date in an aggregate outstanding principal amount not in excess of $400,000,000.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among WFCF, as ABL Agent, and The Bank of New York Mellon, as Senior Secured Notes Agent, as the same may be amended or supplemented or otherwise modified from time to time.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first day of each January, April, July and October and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, (i) at three month intervals after the commencement of such Interest Period, (ii) on the last day of such Interest Period and (iii) on the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Inventory” shall mean any “inventory” (as that term is defined in the UCC).

“Inventory Reserves” shall mean any and all reserves which the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.15, to maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to the Inventory.

“Investment” shall have the meaning provided in Section 10.5.

“Investment Grade Rating” shall mean with respect to any Person, such Person has at least the minimum rating indicated below from two out of the three ratings agencies named below:

Ratings Agency	Minimum Rating
S&P	BBB- (stable)

Moody’s	Baa3 (stable)

Fitch	BBB- (stable)

“Joinder Agreement” means an agreement substantially in the form of Exhibit C.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“Lender” shall have the meaning provided in the preamble to this Agreement, and shall include the Swingline Lender and the Letter of Credit Issuer.

“Letter of Credit” means a letter of credit issued by Letter of Credit Issuer or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Letter of Credit Issuer, or (c) providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Letter of Credit Issuer or Underlying Issuer pursuant to a Letter of Credit.

“Letter of Credit Commitment” shall mean $25,000,000.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, such Lender’s Applicable Percentage of the Letter of Credit Usage at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean WFCF or any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 3 of the Agreement, and the Letter of Credit Issuer shall be a Lender.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” shall mean any mortgage, deed of trust, claim, charge, pledge, security interest, hypothecation, assignment, lien (statutory or other) or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Line Cap” shall mean, at any time of determination, the lesser of (a) the Total Commitment or (b) the Borrowing Base.

“Loan” shall mean any Revolving Credit Loan or Swingline Loan made by any Lender hereunder, including, in any event, any Protective Advance made by the Administrative Agent hereunder.

“Loan Account” as defined in Section 5.3(e).

“Management Investors” means the management officers and employees of Holdings and its Subsidiaries who are investors in Holdings on the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean any Restricted Subsidiary other than any Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were less than or equal 5% of the consolidated total assets of Parent, Holdings, the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were less than or equal to 5% of the consolidated gross revenues of Parent, Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that, notwithstanding subclauses (a) and (b) above, “Material Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower which is required to ensure that all Material Subsidiaries have in the aggregate (i) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered equal to or greater than 95% of the total assets of Parent, Holdings, the Borrower and the Restricted Subsidiaries at such date, and (ii) gross revenues for such Test Period that were equal to or greater than 95% of the consolidated gross revenues of Parent, Holdings, the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean January 29, 2015.

“Minimum Availability Period” shall mean any period (a) commencing when Availability for any consecutive five Business Day period is less than 15% of the Line Cap and (b) ending after Availability is greater than 15% of the Line Cap for a period of 30 consecutive days.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Revolving Credit Loans, $500,000 and (b) with respect to a Borrowing of Swingline Loans, $50,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean an agreement, including but not limited to, a mortgage, deed of trust or other security document creating and evidencing a Lien on the Mortgaged Property entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit D or other form reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(d), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Net Orderly Liquidation Value” shall mean, with respect to Inventory of any Person, the net orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Guarantor Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Subsidiary Guarantor.

“Non-U.S. Lender” shall mean any Lender that is a not a “United States person” as defined in Section 770l(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean (a) all loans (including the Revolving Credit Loans, Swingline Loans, and Protective Advances), debts, principal, interest (including any interest that accrues after the commencement of a proceeding of the type described in Section 11.5 (an “Insolvency Proceeding”), regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, costs, expenses payable pursuant to Section 13.5 (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Credit Party pursuant to or evidenced by this Agreement or any of the other Credit Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Credit Documents or by law or otherwise in connection with the Credit Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Credit Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in this Agreement or in the Credit Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Parent” shall mean Accellent Holdings Corp., a Delaware corporation.

“Participant” shall have the meaning provided in Section 13.6(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Equity Interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Equity Interests becoming (i) a Restricted Subsidiary and (ii) in the case of a Restricted Domestic Subsidiary, a Subsidiary Guarantor to the extent required by Section 9.11; (c) such acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Sections 9.11, 9.12 or 9.15; (d) the Borrower has provided the Administrative Agent with its due diligence package relative to the proposed acquisition; and (e) the Borrower has provided the Administrative Agent with prompt written notice of the proposed acquisition and copies of the acquisition agreement and other material documents relative to the proposed acquisition.

“Permitted Additional Secured Notes” shall mean any Indebtedness of the Borrower (other than the Initial Secured Notes) that is secured by a Lien ranking equally and ratably with the Lien of the Initial Secured Notes pursuant to the terms of the Intercreditor Agreement; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of the Borrower other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) the holders of such Permitted Additional Secured Notes (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound thereby on the same terms applicable to the holders of Initial Secured Notes, (d) no Event of Default shall have occurred and is continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom and (e) on a Pro Forma Basis immediately after giving effect to the issuance of any Permitted Additional Secured Notes, (x) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 1.1 to 1.0 (or, in the case of Permitted Additional Secured Notes issued as Permitted Refinancing Indebtedness, the Fixed Charge Coverage Ratio for such Test Period is higher than immediately prior to such refinancing transaction) or (y) the aggregate amount of Permitted Additional Secured Notes outstanding at the time of issuance thereof does not exceed $75,000,000.

“Permitted Discretion” shall mean, as applicable, the Collateral Agent’s or the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions. In exercising such judgment, the Collateral Agent and the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts and Eligible Inventory, and any of the following: (i) changes after the Closing Date in any material respect in any concentration of risk with respect to Eligible Accounts and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Eligible Accounts and Eligible Inventory.

“Permitted Equity Issuance” shall mean any sale or issuance of any Qualified Equity Interests of Holdings to the extent permitted hereunder.

“Permitted Holders” means KKR and its Affiliates, Bain and its Affiliates and the Permitted Investors.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar securities, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of investments by any Restricted Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Restricted Foreign Subsidiary is located or in which such investment is made.

“Permitted Investors” shall mean the Management Investors and other investors in Parent as of the Closing Date.

“Permitted Junior Lien or Unsecured Notes” shall mean any Indebtedness of the Borrower that is either unsecured or secured by a Lien ranking junior to the Liens securing the Permitted Additional Secured Notes and the Obligations pursuant to the terms of the Intercreditor Agreement; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of the Borrower other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) if such Permitted Junior Lien or Unsecured Notes are secured by any Liens, the holders of such Permitted Junior Lien or Unsecured Notes (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Intercreditor Agreement agreeing to be bound by the terms thereof and (d) on a Pro Forma Basis after giving effect to the issuance of such Permitted Junior Lien or Unsecured Notes and the application of proceeds therefrom, (i) no Event of Default shall have occurred and is continuing and (ii) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 1.1 to 1.0 (or, in the case of Permitted Junior Lien or Unsecured Notes issued as Permitted Refinancing Indebtedness, the Fixed Charge Coverage Ratio for such Test Period is higher than immediately prior to such refinancing transaction).

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.12;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”) specified in clause (k) or (o) of Section 10.1, provided that (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees, expenses and prepayment premiums payable in connection with such refinancing), (b) Initial Indebtedness of the Borrower or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Restricted Subsidiary that is not a Guarantor, (c) except in the case of a refinancing of the Subordinated Notes, if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent, (d) such Refinancing Indebtedness (x) does not have a final maturity prior to the final maturity of the Initial Indebtedness refinanced thereby and (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (e) except in the case of Refinancing Indebtedness constituting Permitted Additional Secured Notes or Permitted Junior Lien or Unsecured Notes, the Refinancing Indebtedness is not secured by a Lien on any assets of the Borrower or any of the Restricted Subsidiaries other than any assets subject to a Lien securing the Initial Indebtedness.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $5,000,000, the Board of Directors of the Borrower (which such determination may take into account any retained interest or other investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Subordinated Debt” shall mean the Subordinated Notes, provided that the aggregate principal amount of such Subordinated Notes outstanding at any time shall not exceed $305,000,000.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by any of the Borrower, the other pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, as the same may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the rate of interest per annum announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Pro Forma Adjustment” shall mean, for any test period that includes any of the six fiscal quarters first ending following any Permitted Acquisition or sale of assets permitted hereunder, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition or by the disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period or as a result of such transaction by combining the operations of any such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries or the disposal of any such Restricted Subsidiary or division or line of business, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(i) or setting forth the information described in clause (iii) to Section 9.1(d).

“Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:

(A)	any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period;

(B)	any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Dividend, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Dividend had occurred on the first day of the Relevant Test Period;

(C)	any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period;

(D)	any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and

(E)	any applicable Pro Forma Adjustment.

“Protective Advances” shall have the meaning given to that term in Section 2.1(d).

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Real Estate” shall have the meaning given to that term in Section 9.1(g).

“Register” shall have the meaning provided in Section 13.6(b).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Undertaking” has the meaning specified therefor in Section 3.1(a) of this Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Report” shall mean reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder (other than those events as to which the thirty-day notice period is waived).

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Total Commitment at such date or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Total Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date; provided, however, that anything to the contrary contained herein notwithstanding, any portion of the Total Commitment or Total Credit Exposures held by Sponsor Affiliated Lenders, Sponsor Affiliated Institutional Lenders, the Permitted Holders, the Credit Parties or their respective Affiliates shall not be included in the calculation of “Required Lenders”.

“Required Supermajority Lenders” shall mean, at any date, Lenders having Commitments representing at least two-thirds of the Total Commitment at such date or, if the Total Commitment has terminated, having at least two-thirds of the Total Credit Exposure at such date; provided, however, that, anything to the contrary contained herein notwithstanding, any portion of the Total Commitment or Total Credit Exposures held by Sponsor Affiliated Lenders, Sponsor Affiliated Institutional Lenders, the Permitted Holders, the Credit Parties or their respective Affiliates shall not be included in the calculation of “Required Supermajority Lenders”.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserves” shall mean reserves (other than Account Reserves and Inventory Reserves) which the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.15, to maintain (including reserves for accrued and unpaid interest on the Obligations, reserves for un-indemnified liabilities with respect to any litigation and reserves for taxes, fees, assessments and other governmental charges) with respect to the Collateral or any Credit Party.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Revolving Credit Commitment as of the Closing Date is $75,000,000.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Applicable Percentage of the aggregate principal amount of all outstanding Swingline Loans.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(a).

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Secured Note Indenture” shall mean the Indenture to be dated as of the Closing Date, among the Borrower, the guarantors party thereto and The Bank of New York Mellon, as trustee, in form reasonably satisfactory to each Initial Lender pursuant to which the Initial Secured Notes are issued (and Permitted Additional Secured Notes may be issued), as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Collateral Agent, (vi) the Bank Product Providers and the Hedge Providers, (vii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (viii) any successors, indorsees, transferees and permitted assigns of each of the foregoing.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Solvent” means, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Default” shall mean any Event of Default under Section 11.1 or 11.5.

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when combined with any other Subsidiary that is the subject of an Event of Default under Section 11.5, would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor Affiliated Institutional Lender” shall mean any investment fund managed or advised by Affiliates of the Sponsor that is a bona fide debt fund that extends credit or buys loans in the ordinary course of business.

“Sponsor Affiliated Lender” shall mean a Sponsor or any Affiliate thereof that is not a Sponsor Affiliated Institutional Lender.

“Sponsor” shall mean KKR, Bain and their respective Affiliates (but excluding any operating portfolio companies of the foregoing).

“Statutory Reserve Rate” shall mean for any day as applied to any Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Note Indenture” shall mean the Indenture dated as of November 22, 2005, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Subordinated Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7.

“Subordinated Notes” shall mean (a) the existing 10.5% Senior Subordinated Notes due 2013 issued pursuant to the Subordinated Note Indenture and (b) any replacement or refinancing thereof having terms no more adverse to the interests of the Lenders than the terms thereof; provided that the maturity date of any such replacement or refinancing Indebtedness shall not be earlier than 180 days after the Maturity Date.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements reasonably requested by the Administrative Agent.

“Swingline Commitment” shall mean $10,000,000.

“Swingline Lender” shall mean WFCF in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Maturity Date.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Collateral Agent.

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower and its Restricted Subsidiaries.

“Total Commitment” shall mean the sum of the Commitments of all the Lenders.

“Total Credit Exposure” shall mean, at any date, the sum of the Credit Exposures of all Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” shall mean (i) the negotiation, execution and delivery of this Agreement and the Initial Secured Notes Indenture, (ii) the repayment in full of the Existing Credit Agreement and the termination of all commitments thereunder and (iii) all other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Underlying Issuer” means Wells Fargo or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) that is subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that, in the case of (b), no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, provided further, that, in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of designation or such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to designation or such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, (y) no Default or Event of Default would result from such designation or re-designation and (z) immediately after giving effect to such designation or re-designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 10.9 (assuming that a Minimum Availability Period is in effect) and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weekly Reporting Period” shall mean any period during which the Availability is less than 20% of the Line Cap.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (i) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (ii) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of the any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (x) unasserted contingent indemnification Obligations, and (y) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized and termination of the Commitments.

SECTION 2. Amount and Terms of Credit

2.1. Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars

(each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower which Revolving Credit Loans (A) shall, subject to the terms and conditions hereof, be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result in Total Credit Exposures exceeding the lesser of (i) theTotal Commitment at such time or (ii) the Borrowing Base at such time.

(ii) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply.

(b) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time the outstanding the Swingline Commitment, (iv) shall not result at any time in the Total Credit Exposures at such time exceeding the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make and shall not be obligated to make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1. Each Swingline Loan shall be deemed to be a Revolving Credit Loan hereunder and, unless otherwise expressly set forth herein, shall be subject to all the terms and conditions applicable to Revolving Credit Loans, except that all payments on any Swingline Loan shall be payable to Swingline Lender solely for its own account.

(c) On any Business Day, the Swingline Lender may in its sole discretion, and is authorized by the Borrower to, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Applicable Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment or Availability after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above, or if the Borrower fails to give notice as required by this clause (c) (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Applicable Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

(d) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, which the Administrative Agent, in its reasonable discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 13.5) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the lesser of (x) $7,500,000 and (y) 10% of the Total Commitment; provided further that, to the extent any Protective Advance causes the aggregate Total Exposure to exceed the Total Commitment, each such Protective Advance shall be for the Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 5.3(d). Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. The Protective Advances shall be secured by the Security Documents and shall constitute Obligations hereunder and under the other Credit Documents. All Protective Advances shall be ABR Loans. At any time that there is sufficient Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e).

(e) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. On any Business Day, the Administrative Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participations in Protective Advances (and, if any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $100,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than seven Borrowings of Eurodollar Loans.

2.3. Notice of Borrowing.

(a) Whenever the Borrower desires to incur Revolving Credit Loans in Dollars hereunder (other than Mandatory Borrowings or borrowings to repay Letter of Credit Disbursements), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans. Each such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (ii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 p.m. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d) Borrowings to reimburse Letter of Credit Disbursements shall be made upon the notice specified in Section 3.1.

(e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4. Disbursement of Funds.

(a) No later than 1:00 p.m. (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York time) on the date requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars, and in immediately available funds to the Administrative Agent’s Account and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Letter of Credit Disbursements) make available to the Borrower, by depositing to the Designated Account the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay in full to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Maturity Date, the then unpaid Revolving Credit Loans. The Borrower shall repay in full to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then unpaid Swingline Loans.

(b) On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay any Swingline Loans outstanding, third to prepay any Revolving Credit Loans and fourth to cash collateralize outstanding Letter of Credit Exposure at one hundred five percent (105%).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and the Loan Account, in which Register and Loan Account (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or a Swingline Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and accounts and Loan Account maintained pursuant to paragraphs (c) and (d) of this Section 2.5 and Section 5.3(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such Loan Account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount Revolving Credit Loans made to the Borrower of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Eurodollar Loans may not be continued or converted as Eurodollar Loans for an additional Interest Period and ABR Loans may not be converted into Eurodollar Loans, in each case if a Default or Event of Default is in existence on the date of the proposed continuation or conversion and the Required Lenders have determined not to permit such continuation or conversion, and (iii) Borrowings resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such continuation or conversion shall be effected by the by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans as a Borrowing of ABR Loans effective as of the expiration date of such current Interest Period.

2.7. Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Applicable Percentages. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest.

(a) Except as provided in Section 2.8(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a Eurodollar Loan, at a per annum rate equal to the Eurodollar Rate in effect from time to time plus the Applicable Rate, and

(ii) otherwise, at a per annum rate equal to the ABR in effect from time to time plus the Applicable Rate.

(b) Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders, (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder and (ii) the Letter of Credit Fee shall be increased by two percentage points.

(c) Accrued interest on the Obligations shall be payable in arrears on the Interest Payment Date applicable to such Obligations and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Credit Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All computations of interest hereunder shall be made in accordance with Section 5.5.

(e) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods.

(a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a

Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10. Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, or (y) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Parties’ capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Parties could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.1(f) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.1(f) or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.1(f) or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.1(f) or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

2.14. Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Commitment of such Defaulting Lender under Section 4.1(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than each other applicable Lender shall require the consent of such Defaulting Lender;

(c) if any Swingline Loan or Letter of Credit is oustanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Swingline Loan and Letter of Credit Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 5.2(a) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.14(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(iv) to the extent the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.14(c), then the fees payable to the Lenders pursuant to Section 4.1(a) and Section 4.1(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.14(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all fees that would have otherwise been payable to such Defaulting Lender under Section 4.1(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Letter of Credit Issuer until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Applicable Percentage of such Swingline Loans or Letter of Credit can not be reallocated pursuant to Section 2.14(c) or (y) the Swingline Lender or Letter of Credit Issuer, as applicable, has not otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender or Letter of Credit Issuer’s risk with respect to the Defaulting Lender’s participation in Swingline Loans or Letters of Credit; and

(vii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 13.8(b) but excluding Section 13.7) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by a Letter of Credit Issuer or Swingline Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Revolving Credit Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, in respect of obligations under this Agreement, a Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Credit Loans or drawings in respect of Letter of Credits for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied, such payment shall be applied solely to prepay the Revolving Credit Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Credit Loans, or reimbursement obligations owed to, any Defaulting Lender; and

(d) in the event that the Administrative Agent, the Borrower, the Letter of Credit Issuer and the Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender, and the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Account Reserves, Inventory Reserves and other Reserves; provided that the Collateral Agent shall have provided the Borrower with at least one Business Day prior written notice of any such establishment or increase. The amount of any Account Reserve, Inventory Reserve or other Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for such reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed reserve or increase, and the Borrower may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Account Reserve, Inventory Reserve or other Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Account Reserve, Inventory Reserve or other Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.

SECTION 3. Letters of Credit

3.1. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, the Letter of Credit Issuer agrees to issue, or to cause an Underlying Issuer, as Letter of Credit Issuer’s agent, to issue, a requested Letter of Credit. If Letter of Credit Issuer, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Letter of Credit Issuer agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting a request to Letter of Credit Issuer for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that Letter of Credit Issuer issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Letter of Credit Issuer to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by the Borrower that the Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the UCC) with respect to each Underlying Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Officer and delivered to the Letter of Credit Issuer via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Letter of Credit Issuer and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Letter of Credit Issuer may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of the Borrower or its Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract. The Letter of Credit Issuer shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Revolving Credit Loans (inclusive of Swingline Loans), or

(ii) the Letter of Credit Usage would exceed the Total Commitment less the outstanding amount of Revolving Credit Loans (inclusive of Swingline Loans), or

(iii) the Letter of Credit Usage would exceed the Letter of Credit Commitment.

In the event there is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue a Letter of Credit to the extent (x) the Defaulting Lender’s pro rata share of Letter of Credit Commitment may not be reallocated pursuant to Section 2.14(c) or (y) the Letter of Credit Issuer has not otherwise entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including the Borrower cash collateralizing such Defaulting Lender’s pro rata share of the Letter of Credit Usage.

Each Letter of Credit shall be in form and substance reasonably acceptable to the Letter of Credit Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars. If Letter of Credit Issuer makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Credit Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Credit Loans that are ABR Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Credit Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Letter of Credit Issuer shall be discharged and replaced by the resulting Revolving Credit Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Letter of Credit Issuer or, to the extent that Lenders have made payments pursuant to Section 3.1(b) to reimburse the Letter of Credit Issuer, then to such Lenders and the Letter of Credit Issuer as their interests may appear.

The Borrower, the Agents, and the Lenders hereby acknowledge and agree that the Existing Letters of Credit shall constitute Letters of Credit under this Agreement, with the same effect as if such Existing Letters of Credit were issued or arranged by WFCF as Letter of Credit Issuer or an Underlying Issuer at the request of the Borrower on the Closing Date. The Borrower, the Agents, and the Lenders agree that Credit Suisse AG, Cayman Islands Branch shall be the Letter of Credit Issuer for all purposes of this Agreement and the other Credit Documents with respect to (and, unless otherwise agreed to by the Administraitve Agent and the Borrower, solely with respect to) the Existing Letters of Credit.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.1(a), each Lender with a Revolving Credit Commitment agrees to fund its Applicable Percentage of any Revolving Credit Loan deemed made pursuant to Section 3.1(a) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Credit Loan and the Administrative Agent shall promptly pay to Letter of Credit Issuer the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Letter of Credit Issuer or the Lenders with Revolving Credit Commitments, the Letter of Credit Issuer shall be deemed to have granted to each Lender with a Revolving Credit Commitment, and each Lender with a Revolving Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Letter of Credit Issuer and each Reimbursement Undertaking, in an amount equal to its Applicable Percentage of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, such Lender’s Applicable Pecentage of any Letter of Credit Disbursement made by Letter of Credit Issuer or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolving Credit Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by Letter of Credit Issuer or an Underlying Issuer and not reimbursed by the Borrower on the date due as provided in Section 3.1(a), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender with a Revolving Credit Commitment acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Letter of Credit Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 3.1(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 7. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the Letter of Credit Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at (i) for the first 3 days from and after the date such payment is due, the ABR, and (ii) thereafter, the interest rate then applicable to Revolving Credit Loans that are ABR Loans (inclusive of the Applicable Rate applicable thereto) until paid in full.

(c) The Borrower hereby agrees to indemnify, save, defend, and hold the Letter of Credit Issuer, the Lenders, and the Agents and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by any such Person arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer. The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Letter of Credit Issuer’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that none of the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. The Borrower understands that the Reimbursement Undertakings may require Letter of Credit Issuer to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Letter of Credit Issuer, the Lenders, and the Agents harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Letter of Credit Issuer’s indemnification of an Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Letter of Credit Issuer, any Lender, or any Agent. The Borrower hereby acknowledges and agrees that none of the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) The Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Letter of Credit Issuer all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Letter of Credit Issuer’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Letter of Credit Issuer relating to Underlying Letters of Credit shall be fees, costs, and expenses reimbursable by the Borrower for purposes of this Agreement and shall be reimbursable immediately by the Borrower to the Administrative Agent for the account of the Letter of Credit Issuer; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is .500% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Letter of Credit Issuer, any Lender, any Agent, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate the Letter of Credit Issuer, any Lender, any Agent, or any Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to ABR Loans hereunder; provided, however, that the Borrower shall not be required to provide any compensation pursuant to this Section 3.1(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by the Administrative Agent of any amount due pursuant to this Section 3.1(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

SECTION 4. Fees; Commitments

4.1. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a commitment fee (“Commitment Fee”) for each day from and including the Closing Date to but excluding the Maturity Date. Such commitment fee shall be due and payable quarterly in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended immediately prior to such date) and (ii) on the Final Date (for the period ended immediately prior to such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the Applicable Rate for Eurodollar Loans. Such Letter of Credit Fees shall be due and payable quarterly in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended immediately prior to such date) and (ii) on the Final Date (for the period ended immediately prior to such date for which no payment has been received pursuant to clause (i) above).

4.2. Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders in accordance with their Applicable Percentages, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the Total Credit Exposures shall not exceed the Line Cap.

4.3. Mandatory Termination of Commitments.

(a) The Revolving Credit Commitments shall terminate at 5:00 p.m. (New York time) on the Maturity Date.

(b) The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(c) On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and the Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Agents or the Lenders (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Credit Party of its duties, obligations, or covenants hereunder or under any other Credit Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Agents’ and the Lenders’ obligations to provide additional credit under the Credit Documents have been terminated irrevocably, the Collateral Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Collateral Agent’s Liens and all notices of security interests and liens previously filed by the Collateral Agent.

SECTION 5. Payments

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Credit Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than

(i) in the case of Revolving Credit Loans, 12:00 Noon (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans, 12:00 Noon (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Repayment of Revolving Credit Loans. If on any date the Total Credit Exposure (excluding Protective Advances) exceeds the lesser of (x) the Total Commitment and (y) the Borrowing Base, the Borrower shall forthwith repay on such date the Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Total Credit Exposure (excluding Protective Advances) exceeds the lesser of (x) the Total Commitment and (y) the Borrowing Base, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent or the Collateral Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrower hereunder (including one hundred five percent (105%) of Obligations in respect of Letters of Credit) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agents. Additionally, if on any date the Total Credit Exposure exceeds the Total Commitment for any reason, the Borrower shall forthwith reduce the Total Credit Exposure in the manner provided above except that all Protective Advances, if any, outstanding, shall be repaid prior to any Swingline Loans.

(b) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) if any prepayment by the Borrower of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans, such Borrowing shall immediately be converted into ABR Loans; and (z) each prepayment of any Revolving Credit Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Credit Loans of such Lender in accordance with their respective Applicable Percentages. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(c) Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars, in immediately available funds, to the Administrative Agent’s Account or to such other Deposit Account or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower. The Administrative Agent will thereafter cause to be promptly distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments by the Borrower under this Agreement that are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Subject to the terms of the Intercreditor Agreement, at any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to any Agent and all proceeds of Collateral received by any Agent shall be applied as follows:

(i) first, to pay any costs, expenses or indemnities then due to any Agent under the Credit Documents (including under Section 13.5), until paid in full,

(ii) second, to pay any fees (including the Fees) or premiums then due to any Agent under the Credit Documents until paid in full,

(iii) third, to pay interest due in respect of all Protective Advances until paid in full,

(iv) fourth, to pay the principal of all Protective Advances until paid in full,

(v) fifth, ratably, to pay any costs, expenses or indemnities then due to any of the Lenders under the Credit Documents (including under Section 13.5) until paid in full,

(vi) sixth, ratably, to pay any fees (including the Fees) or premiums then due to any of the Lenders under the Credit Documents until paid in full,

(vii) seventh, to pay interest accrued in respect of the Swingline Loans until paid in full,

(viii) eighth, to pay the principal of all Swingline Loans until paid in full,

(ix) ninth, ratably, to pay interest accrued in respect of the Revolving Credit Loans until paid in full,

(x) tenth, ratably (i) to pay the principal of all Revolving Credit Loans until paid in full, (ii) to the Administrative Agent, to be held by the Collateral Agent, for the benefit of the Letter of Credit Issuer (and for the ratable benefit of each of the Lenders that have an obligation to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by the Collateral Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 5.3(d), beginning with clause (i) hereof), and (iii) up to the Bank Product Reserve Amount at such time (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event), ratably, to the Bank Product Providers or Hedge Providers based upon amounts then certified by the applicable Bank Product Provider or Hedge Provider to the Administrative Agent (in form and substance satisfactory to the Administrative Agent) to be due and payable to such Bank Product Provider or Hedge Provider on account of Bank Product Obligations,

(xi) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to the Administrative Agent, to be held by the Collateral Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by the applicable Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by the Collateral Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 5.3(d), beginning with clause (i) hereof),

(xii) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(xiii) thirteenth, to the Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(e) The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with the Revolving Credit Loans (including Protective Advances and Swingline Loans) made by any Agent, Swingline Lender, or the Lenders to the Borrower or for the Borrower’s account, the Letters of Credit issued or made by the Letter of Credit Issuer for the Borrower’s account, and with all other payment Obligations hereunder or under the other Credit Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses (including under Section 13.5). The Loan Account will be credited with all payments received by Agent from the Borrower or for the Borrower’s account. The Administrative Agent shall render monthly statements regarding the Loan Account to the Borrower, including principal, interest, fees, and including an itemization of all costs and expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Agents, the Lenders, and the Letter of Credit Issuer unless, within 30 days after receipt thereof by the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in any such statements.

(f) At the election of the Administrative Agent, all payments of principal, interest, Fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 13.5), and other sums payable under the Credit Documents that are not paid when due in accordance with the Credit Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any Deposit Account of the Credit Parties that is subject to a control agreement in favor of the Collateral Agent. The Borrower hereby irrevocably authorizes solely to the extent a payment is not paid by a Credit Party by the time when required to be paid, the Administrative Agent to debit the Borrower’s Loan Account (and thereby the Borrower shall be deemed to have made a Borrowing hereunder) for the purpose of paying each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 13.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3.

5.4. Net Payments.

(a) Subject to the following sentence, all payments made by or on behalf of the Credit Parties under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any tax, assessment or other governmental charge that would not have been imposed but for a failure by any Lender, Administrative Agent or any financial institution through which any payment is made to enter into or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning United States accounts maintained by the Lender, Administrative Agent or any such financial institution or concerning United States ownership of the Lender, or any substantially similar requirement or agreement, if entering into or complying with such requirement or agreement is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge and (iii) any U.S. federal withholding tax (including backup withholding taxes) that

(A) is imposed on amounts payable to such Lender under a law that is in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (in the case of a change in lending office) or its assignor (in the case of an assignment) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to this Section 5.4(a), or (B) is attributable to such Lender’s failure to comply with Section 5.4(d); provided that clause (iii)(A) shall not apply to any assignee or new lending office to the extent such assignment or designation of the new lending office is made at the request of the Borrower. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Credit Parties shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Credit Parties as promptly as possible thereafter the Credit Parties shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Credit Parties showing payment thereof. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any interest, penalties and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(c) Borrower shall pay, indemnify, and hold harmless each Lender and the Administrative Agent from any and all recording and filing fees and any stamp, excise, property or other similar taxes and any and all liabilities with respect to, or resulting from any delay in paying such fees or taxes, that may be payable or determined to be payable in connection with the registration, execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement (including any payments hereunder), the other Credit Documents and any such other documents.

(d) Each Lender on or before the date it becomes a Lender (or, in the case of any Participant, on or before the date such Participant purchases the related participation) shall and at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from withholding tax with respect to any payments to be made to such Lender under the Credit Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of United States Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Non-U.S. Lender shall:

(x) deliver to the Borrower and the Administrative Agent on or before the date it becomes a Lender two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or any subsequent versions or successors to such forms, in each case properly completed and duly executed (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8 EXP or W-8IMY, or any subsequent versions or successors to such forms,, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and

(y) obtain such extensions of time for filing and complete such U.S. federal withholding tax forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders such form unapplicable or would prevent such Lender from duly completing and delivering any such form and such Lender so advises the Borrower and the Administrative Agent.

Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

Each Lender shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as the case may be, shall cooperate with the Borrower in challenging such taxes at Borrower’s expense if so reasonably requested by Borrower. If any Lender or the Administrative Agent, as the case may be, receives a refund of a tax for which a payment has been made by the Credit Parties pursuant to this Section 5.4, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Credit Parties then the Lender or the Administrative Agent, as the case may be, shall reimburse the Credit Parties for such amount (together with any interest received thereon) as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account all reasonable out-of-pocket expenses) than it would have been in if the payment had not been imposed in the first instance. The Lender shall not be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

5.5. Computations of Interest and Fees.

(a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6. Conditions Precedent to Initial Borrowing

The initial Borrowing of Revolving Credit Loans under this Agreement or the initial issuance (or deemed issuance, in the case of Existing Letters of Credit) of any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent:

6.1. Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of each of the Borrower and each Lender;

(b) the Fee Letter, executed and delivered by a duly authorized officer of each of the Borrower and the Administrative Agent;

(c) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(d) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto;

(e) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(f) a Mortgage in respect of each Mortgaged Property to be Mortgaged on the Closing Date, executed and delivered by a duly authorized officer of each mortgagor party thereto; and

(g) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.

6.2. Collateral.

(a) All outstanding Equity Interests in whatever form of the Borrower and each Restricted Subsidiary owned by or on behalf of any Credit Party (other than a Restricted Foreign Subsidiary) shall have been pledged pursuant to the Pledge Agreement (except that the Borrower and its Restricted Domestic Subsidiaries shall not be required to pledge more than 65% of the outstanding voting equity interests of any Restricted Foreign Subsidiary) and the Collateral Agent shall have received, to the extent certificated, all certificates representing securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness for borrowed money in excess of $5.0 million of the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including UCC or other applicable personal property security financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement or the Pledge Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement or the Pledge Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

(d) The Collateral Agent shall have received, in respect of each Mortgaged Property owned by the Borrower or a Subsidiary Guarantor, a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request.

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower and (b) local counsel to the Borrower in certain jurisdictions as may be agreed upon by the Borrower and the Administrative Agent, in each case, in a form reasonably acceptable to the Administrative Agent. The Borrower the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

6.5. Concurrent Financings. Prior to or substantially simultaneously with the initial credit extension, the Borrower shall have received not less than $400,000,000 in gross proceeds from the issuance and sale of the Secured Notes pursuant to the Secured Note Indenture.

6.6. Existing Credit Agreement. The Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to it relative to the Existing Credit Agreement, which payoff letter shall indicate that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all amounts outstanding thereunder are being repaid in full and all liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released.

6.7. Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by the President, Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of such Credit Party (or such other officer reasonably acceptable to the Administrative Agent), and attaching the documents referred to in Sections 6.8 and 6.9.

6.8. Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.9. Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.10. Fees. The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the Agents) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11. Material Adverse Effect. On the Closing Date, since September 30, 2009, no Material Adverse Effect has occurred.

6.12. Borrowing Base Certificate. The Collateral Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of December 31, 2009.

6.13. Solvency Certificate. On the Closing Date, Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Borrower taken as a whole with its Subsidiaries are Solvent.

6.14. Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses hereunder. Availability shall not be less than $22,500,000.

SECTION 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, the Closing Date, but excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing.

(a) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 2.1(c) or 3.1(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

7.3. Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1. Corporate Status. The Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (b), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the incurrence of Indebtedness or the issuance of Letters of Credit thereunder will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Subordinated Note Indenture and the Secured Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of the Borrower or any of the Restricted Subsidiaries.

8.4. Litigation. Except as set forth on Schedule 8.4 hereto, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, as of the Closing Date.

8.7. Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by any of the Borrower any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender on or before the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Borrower, copies of which have heretofore been furnished to each Lender, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. After the Closing Date, there has been no Material Adverse Effect.

8.10. Tax Returns and Payments. Each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith and for which adequate reserves have been established in accordance with GAAP. Each of the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11. Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such event or deficiency would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein) on the Closing Date. To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13. Patents, etc. The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and each of the Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of the Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) each of the Borrower will comply and cause each of the Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of the Borrower and each of the Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b) None of the Borrower or any of the Subsidiaries has treated, stored, transported, released or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15. Properties.

(a) Each of the Borrower and each of the Subsidiaries have good and marketable title to or a valid leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

(b) No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having specified flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16. Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

8.17. Indebtedness. Set forth on Schedule 10.1 is a true and complete list of all Indebtedness of each Credit Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

8.18. Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to the Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrower’s business, (b) owed to the Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

8.19. Eligible Inventory. As to each item of Inventory that is identified by the Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

SECTION 9. Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit has terminated and the Loans and Letter of Credit Disbursements, together with interest, Fees and all other Obligations incurred hereunder or under any other Credit Document, are paid in full in cash or immediately available funds:

9.1. Information Covenants. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year (including a note which reconciles the differences between the balance sheet, statement of operations and statement of cash flows of the Borrower and its Subsidiaries and the balance sheet, statement of operations and statement of cash flows of the Borrower and the Subsidiary Guarantors), certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified (including as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or a group of Subsidiaries that together would constitute a Material Subsidiary) as to going concern), together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the consolidated business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (including a note which reconciles the differences between the balance sheet, statement of operations and statement of cash flows of the Borrower and its Subsidiaries and the balance sheet, statement of operations and statement of cash flows of the Borrower and the Subsidiary Guarantors), all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Budgets. Within 60 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth:

(i) the calculations required to establish the Fixed Charge Coverage Ratio and, during any Minimum Availability Period, demonstrating compliance with the provisions of Sections 10.9 as of the end of such fiscal year or period, as the case may be,

(ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and

(iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefore.

(e) Borrowing Base Certificate. As soon as available, but in any event within 15 calendar days of the end of each calendar month (or within 5 calendar days of the end of each calendar week during any Weekly Reporting Period), a Borrowing Base Certificate in form reasonably satisfactory to the Administrative Agent, which calculates the Borrowing Base as of the last day of the calendar month then ended (or calendar week then ended, during any Weekly Reporting Period, but, in the case of any Weekly Reporting Period, and in the case of any calendar week which is not the end of a fiscal quarter or calendar month, based on Eligible Inventory as of the end of the most recent calendar month) and updated information thereto as required by such Borrowing Base Certificate, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(f) Notice of Material Events. Promptly after an Authorized Officer of any of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.2) or material claim made or asserted in writing against any material portion of the Collateral; (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance; and (v) any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a cost in excess of $500,000 is located (which shall be delivered within two Business Days after receipt thereof).

(g) Environmental Matters. Promptly advise in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against the Borrower or any of the Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of the Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(h) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower or any of the Subsidiaries (including any Subordinated Notes, any Initial Secured Notes, any Permitted Additional Secured Notes, any Permitted Unsecured Notes, or any Permitted Refinancing Indebtedness in respect of any of the foregoing (in each case, (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(i) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2. Books, Records and Inspections. The Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3. Maintenance of Insurance. The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times keep all property useful and necessary in the business of the Credit Parties, taken as a whole, in good working order and condition. The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks as are consistent with the past practices of the Credit Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business (but including in any event general liability, product liability and business interruption insurance). The Borrower will furnish to any Agent, upon written request, information in reasonable detail as to the insurance carried and will ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as additional insured as its interest may appear with respect to liability policies, and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee as its interest may appear with respect to property insurance; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall promptly turn over to the Borrower any amounts received by it as loss payee under any property insurance maintained by the Credit Parties, and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Credit Party shall have the sole right to adjust or settle any claims under such insurance.

9.4. Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become Liens securing claims in an aggregate amount in excess of $500,000 upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

9.5. Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, or 10.5.

9.6. Compliance with Statutes, Obligations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8. Good Repair. The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) so long as no Specified Default is continuing, the payment of customary annual fees to KKR or its Affiliates and Bain or its Affiliates for management, consulting and financial services rendered to the Borrower and the Subsidiaries; (b) so long as no Specified Default is continuing, customary investment banking fees paid to KKR or its Affiliates and Bain or its Affiliates for services rendered to the Borrower and its Subsidiaries in connection with the divestitures, acquisitions, financings and other transactions; (c) customary fees paid to members of the board of directors of the Borrower and the Subsidiaries and (d) transactions permitted by Section 10.6.

9.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors, Grantors and Pledgors. Except to the extent provided in clauses (l) of Section 10.1, the Borrower will cause any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) (a) formed or purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) or (b) which ceases to be an Excluded Subsidiary following the Closing Date, in each case to execute a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement.

9.12. Pledges of Additional Stock and Evidence of Indebtedness.

(a) Except to the extent provided in clauses (l) of Section 10.1, the Borrower will deliver, and, if applicable, will cause each Domestic Subsidiary to deliver, to the Collateral Agent, for the benefit of the Secured Parties, (i) all certificates representing the Equity Interests of each Domestic Subsidiary (other than any Unrestricted Subsidiary) and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any Equity Interests representing in excess of 65% of the issued and outstanding Voting Stock in any such Foreign Subsidiary) held by the Borrower or a Domestic Subsidiary, in each case, formed or purchased or acquired after the date hereof, in each case together with a letter or schedule identifying such certificates in reasonable detail and otherwise reasonably satisfactory to the Collateral Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Borrower or any of the Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b), in each case together with a letter or schedule identifying such evidences of Indebtedness in reasonable detail and otherwise reasonably satisfactory to the Collateral Agent and (iii) any promissory notes executed after the date hereof evidencing Indebtedness of any of the Borrower and each Subsidiary that is owing to any of the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case together with a letter or schedule identifying such evidences of Indebtedness in reasonable detail and otherwise reasonably satisfactory to the Collateral Agent.

(b) The Borrower agrees that all Indebtedness in excess of $5,000,000 of any of the Borrower and each Subsidiary that is owing to any Credit Party to the Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13. Use of Proceeds. The Borrower will use the Letters of Credit and the proceeds of all Loans, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

9.14. Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.15. Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Borrower will notify the Agents and the Lenders thereof, and, if requested by any Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by any Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties. Any Mortgage delivered to an Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as any Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the Mortgagor, to such Subsidiary) reasonably acceptable to the Agents.

9.16. Appraisals. At the Borrower’s expense, any Agent may conduct appraisals or updates thereof of Holdings’ and its Subsidiaries’ Inventory by an appraiser selected and engaged by such Agent, and prepared on a basis reasonably satisfactory to such Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, (a) the Borrower shall only be obligated to reimburse the Agents for one appraisal in any calendar year if no Revolving Credit Loans or Swingline Loans or Letters of Credit are outstanding during such calendar year, (b) the Borrower shall only be obligated to reimburse the Agents for two appraisals in any calendar year if Revolving Credit Loans or Swingline Loans or Letters of Credit are outstanding during such calendar year and no Weekly Reporting Period has occurred during such calendar year, and (c) the Borrower shall only be obligated to reimburse the Agents for three appraisals in any caleandar year if any Weekly Reporting Period has occurred during calendar year; provided further, however, if an Event of Default has occurred and is continuing clauses (a) – (c) shall not apply and there shall be no limitation as to the number and frequency of appraisals during such calendar year for which the Borrower is obligated to reimburse the Agents. For purposes of this Section 9.16, it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets. So long as no Event of Default has occurred and is continuing, all such appraisals shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower.

9.17. Field Examinations. At the Borrower’s expense, any Agent or its representative or designee may conduct field examinations or updates thereof to ensure adequacy of the Collateral included in the Borrowing Base and related reporting and control systems; provided, however, (a) the Borrower shall only be obligated to reimburse the Agents for one field examination in any calendar year if no Revolving Credit Loans or Swingline Loans or Letters of Credit are outstanding during such calendar year, (b) the Borrower shall only be obligated to reimburse the Agents for two field examinations in any calendar year if Revolving Credit Loans or Swingline Loans or Letters of Credit are outstanding during such calendar year and no Weekly Reporting Period has occurred during such calendar year, and (c) the Borrower shall only be obligated to reimburse the Agents for three field examinations in any caleandar year if any Weekly Reporting Period has occurred during calendar year; provided further, however, if an Event of Default has occurred and is continuing clauses (a) – (c) shall not apply and there shall be no limitation as to the number and frequency of field examinations during such calendar year for which the Borrower is obligated to reimburse the Agents. For purposes of this Section 9.17, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets. So long as no Event of Default has occurred and is continuing, all such field examinations shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower.

9.18. Asset Sales; Casualty and Condemnation. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of (i) any sale, transfer or other disposition of any material portion of the Accounts or Inventory of any Credit Party outside the ordinary course of business or (ii) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

9.19. Post-Closing Matters. The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 9.19, in each case within the time limits specified on such schedule.

SECTION 10. Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Letter of Credit Disbursements, together with interest, Fees and all other Obligations incurred hereunder or under any other Credit Document, are paid in full:

10.1. Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b) Indebtedness of (i) the Borrower that is advanced by any Restricted Subsidiary of the Borrower, (ii) any Subsidiary Guarantor that is advanced by the Borrower or any Restricted Subsidiary of the Borrower, (iii) any Non-Guarantor Subsidiary that is advanced by any other Non-Guarantor Subsidiary, and (iv) any Non-Guarantor Subsidiary that is advanced by the Borrower or any Subsidiary Guarantor but only to the extent such advance is permitted to be made under Section 10.5; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on customary terms;

(c) except as provided in clauses (l) below but subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or the Subsidiary Guarantors that is permitted to be incurred under this Agreement, (ii) the Borrower in respect of Indebtedness of the Subsidiary Guarantors that is permitted to be incurred under this Agreement, (iii) any Non-Guarantor Subsidiary in respect of Indebtedness of any other Non-Guarantor Subsidiary that is permitted to be incurred under this Agreement and (iv) the Borrower or Subsidiary Guarantors in respect of Indebtedness of any Non-Guarantor Subsidiary in respect of Indebtedness that is permitted to be incurred under this Agreement but only to the extent such Guarantee Obligations are permitted to be incurred under Section 10.5; provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary or another Restricted Subsidiary that is not a Guarantor of the Obligations of the Borrower and (b) in respect of Indebtedness that is subordinated to the Obligations or unsecured, unless such Guarantee is made by a Guarantor and is unsecured and, if such Guarantee is of Permitted Subordinated Debt or Permitted Additional Subordinated Debt, is subordinated to the Obligations to the same extent as the applicable Permitted Subordinated Debt or Permitted Additional Subordinated Notes, as the case may be;

(d) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks (provided that Section 5.2 shall be complied with in respect of such Permitted Sale Leaseback) and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) shall not exceed the greater of (x) $50,000,000 and (y) 5% of Total Assets at any time outstanding and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the primary and secondary obligors with respect to such Indebtedness are not changed;

(f) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Equity Interests permitted hereunder;

(g) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business;

(h) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(i) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;

(j) Indebtedness in respect of Hedge Agreements;

(k) Permitted Subordinated Debt and any Permitted Refinancing Indebtedness in respect thereof;

(l) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that:

(w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary), and

(y)(A) the Equity Interests of such Person is pledged to the Collateral Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and executes a Mortgage (or alternative guarantee and security arrangements in relation to the Obligations) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount of Indebtedness subject to this clause (l) of Section 10.1 at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the primary and secondary obligors with respect to such Indebtedness are not changed;

(m) Indebtedness of Restricted Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the dollar equivalent of (i) $20,000,000 (which amount shall include the aggregate outstanding amount at any time of any Indebtedness of Restricted Foreign Subsidiaries existing at the Closing Date) minus (ii) the amount, if any, by which the aggregate amount of Indebtedness incurred and outstanding at such time pursuant to clause (p) below exceeds $50,000,000;

(n) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that Section 5.2 shall be complied with in respect of such Permitted Sale Leaseback), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(o) (i) the Initial Secured Notes, (ii) Permitted Additional Secured Notes, (iii) Permitted Junior Lien or Unsecured Notes and (iv) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) through (iii) of this clause (o); and

(p) (i) additional Indebtedness, provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (p) shall not at any time exceed the sum of (x) $50,000,000 and (y) the amount, if any, by which the aggregate amount of Indebtedness then outstanding under clause (m) above is less than $20,000,000, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above.

10.2. Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Section 10.1(d), provided that such Liens attach at all times only to the assets so financed, and (ii) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(m);

(d) Liens existing on the date hereof and listed on Schedule 10.2;

(e) (i) Liens securing Permitted Refinancing Indebtedness and (ii) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) and (g) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any primary or secondary obligor) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(l), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g) additional Liens attaching to assets that are not included in the Borrowing Base so long as the aggregate principal amount of the obligations so secured does not exceed $20,000,000 at any time outstanding;

(h) Liens attaching to assets that are not included in the Borrowing Base securing Indebtedness permitted by clause (p) of Section 10.1 and Guarantee Obligations in respect thereof; and

(i) Liens securing Indebtedness permitted by clause (o) of Section 10.1 and Guarantee Obligations of the Guarantors in respect thereof.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 10.2 may at any time attach to any Credit Party’s (1) Accounts, other than involuntary Permitted Liens and those permitted under clauses (a) or (i) above or (2) Inventory, other than those permitted under involuntary Permitted Liens and those permitted under clauses (a) or (i) above.

10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation complies with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Restricted Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) a Restricted Subsidiary shall be the continuing or surviving corporation or the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and shall execute a Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation complies with this Agreement;

(c) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor, or any other Restricted Subsidiary of the Borrower;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution; and

(f) any merger, dissolution, liquidation, consolidation or disposition of a Restricted Subsidiary, the purpose of which is to effect (i) a disposition permitted by Section 10.4 (other than Section 10.4(d)) shall be permitted or (ii) any Investment permitted by Section 10.5 shall be permitted.

10.4. Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Accounts and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it or newly issued shares of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) used or surplus equipment, vehicles and other personal property assets and (ii) Inventory, in each case, in the ordinary course of business;

(b) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Accounts or Inventory) for fair market value, provided that

(i) any consideration in excess of $5,000,000 received by the Borrower or any Guarantor in connection with such sales, transfers and other dispositions of assets pursuant to this clause (b) that is in the form of Indebtedness shall be pledged to the Collateral Agent pursuant to Section 9.12,

(ii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions) in an aggregate amount in excess of $5,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments, provided that for purposes of this clause (ii):

(A) any liabilities (as shown in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations), which are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such sale, transfer or disposal, and

(C) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such sale, transfer or disposal having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at the time outstanding, not to exceed 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that no sale of any assets by the Borrower or any Subsidiary Guarantor to any Non-Guarantor Subsidiary shall be permitted pursuant to this clause (c);

(d) any Restricted Subsidiary may effect any transaction permitted by Section 10.3;

(e) the Borrower and the Restricted Subsidiaries may sell Accounts arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of the Borrower or any of its Subsidiaries; and

(g) the Borrower and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement.

10.5. Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, guarantee any obligations of, purchase any Equity Interests, bonds, notes, debentures or other securities of, indebtedness of, or any assets of, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, or make any other investment in, any Person (each, an “Investment”), except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries (i) to finance the purchase of Equity Interests of Holdings (provided that an amount equal to the amount of such loans and advances used to acquire such Equity Interests shall be contributed by Holdings to the Borrower in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $10,000,000;

(d) Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of any individual Investment pursuant to this clause (d) is not increased at any time above the amount of such Investment existing on the date hereof;

(e) Investments in Hedge Agreements permitted by Section 10.1(j);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings;

(h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b);

(i) Investments in any Guarantor or the Borrower;

(j) (i) Investments constituting Permitted Acquisitions and (ii) Investments in Restricted Foreign Subsidiaries, so long as, in the case of each of clauses (i) and (ii), (A) no Event of Default has occurred and is continuing or would result therefrom and (B) on a Pro Forma Basis (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least 1.1 to 1.0 and (y) after giving effect to any such Investment, Availability is not less than the 15% of the Line Cap; provided that the aggregate amount of Investments made pursuant to clause (i) or (ii), as valued at the fair market value of any such Investment at the time each such Investment is made, shall not exceed 20% of Total Assets; provided further that the aggregate amount of Permitted Acquisitions made pursuant to clause (i), as valued at the fair market value of such Permitted Acquisition at the time such Permitted Acquisition is made, where the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are not located within the United States or where the Person whose Equity Interests are being acquired is not organized in a jurisdiction located within the United States, shall not exceed 10% of Total Assets, in each case, plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investments valued at the fair market value of each Investment at the time such Investment was made);

(k) Capital Expenditures;

(l) so long as it is permitted by law, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, and so long as the aggregate amount thereof in any fiscal year does not exceed $1,000,000, Investments made to repurchase or retire common Equity Interests of Holdings owned by an employee stock ownership plan or key employee stock ownership plan of Holdings or the Borrower;

(m) other Investments, provided that, at the time each such Investment is made or otherwise acquired and after giving effect thereto(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.25 to 1.00, and (y) Average Daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Investment has been not less than 25% of the Line Cap;

(n) other Investments, having an aggregate fair market value taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding in an amount not to exceed $20,000,000, so long as after giving effect to such Investment, Availability is not less than the 20% of the Line Cap; and

(o) Investments constituting loans or advances in lieu of Dividends otherwise permitted pursuant to Section 10.6; provided that the amount of any such Investment shall reduce the amount of the applicable basket (if any) set forth in Section 10.6.

10.6. Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Equity Interests) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its Equity Interests), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire, directly or indirectly, for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Equity Interests of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) (all of the foregoing “Dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto, and so long as it is permitted by applicable law:

(a) the Borrower may redeem in whole or in part any of its Equity Interests (or pay dividends with such proceeds) for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests, provided that such other class of Equity Interests contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) the Borrower may pay Dividends to Holdings or Parent to repurchase shares of its or Holdings’ or Parent’s Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of its or Parent’s Equity Interests) held by officers and employees of Parent, Holdings and its Subsidiaries, with the proceeds of dividends from, seriatim, the Borrower and Holdings, as applicable, which shall also be permitted, so long as such repurchase is pursuant to, and in accordance with the terms of, management or employee stock plans, stock subscription agreements or shareholder agreements;

(c) the Borrower and the Restricted Subsidiaries may make Investments permitted by Section 10.5, sales of assets permitted by Section 10.4 and fundamental changes permitted by Section 10.3; provided that the amount of any such Investment or sale of assets shall reduce the amount of the applicable basket (if any) set forth in Section 10.4 or 10.5;

(d) so long as no Specified Default has occurred and is continuing, the Borrower and its Restricted Subsidiaries may make distributions in respect of management, monitoring, consulting and advisory fees and related expenses owed to KKR and Bain to the extent permitted pursuant to Section 9.9;

(e) the Borrower may declare and pay dividends or make distributions on its Equity Interests, as applicable, the proceeds of which will be used by Parent, Holdings or any direct or indirect parent solely to pay (i) (x) franchise taxes (other than income taxes) and other fees, taxes and expenses required to maintain their corporate existence or arising as a result of their ownership of Holdings or the Borrower, respectively and (y) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity and (ii) ordinary course operating and corporate overhead expenses and administrative and similar expenses related to its existence and ownership of the Borrower, as applicable; and

(f) the Borrower and the Restricted Subsidiaries may pay other Dividends; provided that (A) both immediately before and immediately after giving effect to such Dividends, no Event of Default shall have occurred and be continuing and (B) at the time any Dividends are paid, on a Pro Forma Basis (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (y) Average Daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Dividend has been not less than 25% of the Line Cap.

10.7. Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

(i) payments of Indebtedness created under the Credit Documents;

(ii) payments of regularly scheduled interest and principal payments as and when due (including at maturity) in respect of any Indebtedness, other than payments in respect of any Indebtedness that is subordinated to the Obligations prohibited by the subordination provisions thereof or related thereto;

(iii) refinancings, replacements and renewals of Indebtedness to the extent made with (or in exchange for) Permitted Refinancing Indebtedness (or, in the case of Indebtedness outstanding pursuant to clause (d), (e) or (l) of Section 10.1, with the proceeds of refinancing Indebtedness incurred pursuant to such clauses);

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness on a first lien basis;

(v) payments with respect to Indebtedness owed to the Borrower or any Restricted Guarantor;

(vi) payments by Restricted Subsidiaries that are not Subsidiary Guarantors with respect to Indebtedness of such Restricted Subsidiaries;

(vii) prepayments on, repurchases of or any payments of principal, interest and any applicable prepayment premiums with respect to the Subordinated Notes, the Initial Secured Notes and any Permitted Additional Secured Notes; provided, however, that such prepayments, repurchases or other payments shall be permitted under this Section 10.7(a)(vii) only if immediately before and immediately after giving effect to such prepayments, repurchases or other payments, Availability shall not be less than 15% of the Line Cap and no Event of Default shall have occurred and be continuing;

(viii) other payments with respect to Indebtedness; provided that (A) both immediately before and immediately after giving effect to such payment, no Event of Default shall have occurred and be continuing and (B) at the time any payment is made on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1

Financials have been delivered shall not be less than 1.25 to 1.00 and (y) Average Daily Availability for the period of sixty consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been not less than 25% of the Line Cap; and

(ix) payments with respect to Indebtedness made from the proceeds of a substantially concurrent contribution to the equity of the Borrower (other than proceeds from an Equity Cure).

(b) The Borrower will not, and will not permit any Restricted Subsidiary, to amend, modify or waive any of its rights under any agreement governing or relating to the Subordinated Notes or any other Indebtedness which is subordinated to the Obligations to the extent any such amendment, modification or waiver would be materially adverse to the Lenders or is prohibited by any subordination provisions thereof or related thereto. The Borrower will not amend the terms of the Initial Secured Notes, any Permitted Additional Secured Notes or any Permitted Junior Lien or Unsecured Notes, or any indenture related thereto, in a manner that would accelerate the date on which the Borrower is required to make any payment of principal or interest or any other amount thereon or in a manner which is materially adverse to the Credit Parties or the Lenders.

10.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks otherwise permitted hereunder.

10.9. Fixed Charge Coverage Ratio During any Minimum Availability Period. During any Minimum Availability Period, the Borrower will not permit the Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Availability Period or any Test Period ending during such Minimum Availability Period to be less than 1.1 to 1.0.

For purposes of determining compliance with this Section 10.9, the Borrower may engage in an issuance of Equity Interests that constitutes a Permitted Equity Issuance to any of the Permitted Holders and any such cash common equity proceeds (an “Equity Cure”) received by the Borrower after the date on which financial statements are required to be delivered for a Test Period in accordance with Section 9.1 and on or prior to the day that is 10 days after such date, shall at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with this Section 10.9 for such Test Period and applicable subsequent Test Periods; provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Equity Cure is made and (b) the amount of any such Equity Cure shall be no greater than the amount required to cause the Borrower to be in compliance with this Section 10.9.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest or stamping fees on the Loans, any Fees or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(f)(i) or Section 10;

(b) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(e) (if a Weekly Reporting Period is in effect) and (in the case of this clause (b) only) such default shall continue unremedied for a period of at least three days;

(c) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(a), (b), (d) or (e) (if no Weekly Reporting Period is in effect) and (in the case of this clause (c) only) such default shall continue unremedied for a period of at least five days; or

(d) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a), clause (b) or clause (c) of this Section 11.3) contained in this Agreement or any of the other Credit Documents and (in the case of this clause (d) only) such default shall continue unremedied for a period of at least 30 days after the earlier of (i) the date on which such failure shall first become known to any Authorized Officer of the Borrower or (ii) the date on which written notice thereof is given to the Borrower by the Administrative Agent; or

11.4. Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $15,000,000 in the aggregate, for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5. Bankruptcy, etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (the laws referenced in clause (a) and clause (b), the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any of the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against any of the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any of the Borrower or any

Specified Subsidiary; or any of the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of the Borrower or any Specified Subsidiary; or there is commenced against any of the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any of the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any of the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any of the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any of the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any of the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); or termination, withdrawal or noncompliance with applicable law or plan terms with respect to Foreign Plans shall have occurred; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8. Pledge Agreement. The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement; or

11.9. Security Agreement. The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or

11.10. Mortgages. Any Mortgage or any material provision of any Mortgage shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent) or any Mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any Mortgagor’s obligations under any Mortgage; or

11.11. Subordination. The Obligations of the Borrower or the obligations of any Subsidiaries pursuant to the Guarantee, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing the Subordinated Notes or any other permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

11.12. Judgments. One or more judgments, orders, awards or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $15,000,000 or more in the aggregate for all such judgments, orders, awards and decrees, for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments, orders, awards or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 45 days from the entry thereof; or

11.13. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings, the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, and the obligation of the Letter of Credit Issuer to issue Letters of Credit, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to Holdings, the Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent, as applicable, to the Administrative Agent’s Account such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Drawings that may subsequently occur under issued and outstanding Letters of Credit, equal to 105% of the Letter of Credit Usage.

SECTION 12. The Agents

12.1. Appointment. Each Lender hereby irrevocably designates and appoints WFCF as the administrative agent and WFCF as the collateral agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes WFCF, in each such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

12.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence, bad faith or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

12.4. Reliance by Each Agent. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that such Agent receives such a notice, such Agent shall give notice thereof to the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by such Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor, and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Each Agent in its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, such Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agent. Each Agent may resign upon 20 days’ prior written notice to the Lenders and the Borrower. If an Agent shall resign under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former

Agent or any of the parties to this Agreement or any holders of the Loans. If, at the time that an Agent’s resignation is effective, it is acting as the Letter of Credit Issuer or the Swingline Lender, such resignation shall also operate to effectuate its resignation as the Letter of Credit Issuer or the Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swingline Loans. After any retiring Agent’s resignation, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

12.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in the Lender’s circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent or the Collateral Agent, (b) the Administrative Agent and the Collateral Agent (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent and the Collateral Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the Collateral Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 13. Miscellaneous

13.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time:

(a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or

(b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly:

(i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of payments only) or Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or

(ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or “Required Supermajority Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Agents, or

(iv) amend, modify or waive any provision of Section 3 without the written consent of the Letter of Credit Issuer, or

(v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or

(vi) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Non-Precious Metals Raw Material Inventory, Eligible Precious Metals Raw Material Inventory or Eligible Work-in-Process Inventory) that are used in such definition to the extent that any such change results in more credit being made available to the Borrower based upon the Borrowing Base, but not otherwise, without the written consent of the Administrative Agent and the Required Supermajority Lenders, or

(vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement and the Mortgages, in each case without the prior written consent of each Lender, or

(viii) amend, modify or waive any of the provisions of Section 13.6 or the definitions of “Required Lenders” and “Required Supermajority Lenders”, in each case, with respect to assignments to, or Lenders who are, Sponsor Affiliated Lenders without the written consent of each Lender, or

(ix) contractually subordinate any of the Collateral Agent’s Liens without the written consent of each Lender, or

(x) amend, modify or waive the application of proceeds provisions of Section 5.3(d), without the written consent of each Lender directly and adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and each Agent, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Accellent Inc. 100 Fordham Road, Building C Wilmington, MA 01887 Attention: Jeremy A. Friedman Fax: (978) 657-0878

with a copy to: Kohlberg Kravis Roberts & Co., L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: James C. Momtazee Fax: (650) 233-6584

and Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 Attention: James D. Cross, Esq. Fax: (212) 455-2502

The Administrative Agent:	Wells Fargo Capital Finance, LLC 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager Fax: 310-453-7413

with a copy to: Paul, Hastings, Janofsky & Walker LLP 515 S. Flower Street Twenty-fifth Floor Los Angeles, CA 90071 Attn: John Francis Hilson, Esq. Fax: 213-996-3300

The Collateral Agent:	Wells Fargo Capital Finance, LLC 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager Fax: 310-453-7413

with a copy to: Paul, Hastings, Janofsky & Walker LLP 515 S. Flower Street Twenty-fifth Floor Los Angeles, CA 90071 Attn: John Francis Hilson, Esq. Fax: 213-996-3300

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses and Taxes. Except with respect to taxes, which are addressed solely in Section 5.4, the Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement or the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents (or any of them), (b) to pay or reimburse each Lender and each Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to each Agent and (c) to pay, indemnify, and hold harmless each Lender and each Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified to the extent determined by a court of competent jurisdiction to have resulted from its gross negligence, bad faith or willful misconduct or material breach of its obligations hereunder or under any other Credit Document or (ii) disputes solely among the Agents, the Lenders or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (provided that after giving effect to any assignment, the Sponsor Affiliated Lenders shall not, and shall not be permitted to, hold more than 25% of the Total Commitments or Loans then outstanding) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default has occurred and is continuing), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, the Swingline Lender and the applicable Letter of Credit Issuer.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Anything to the contrary contained herein notwithstanding, any Sponsor Affiliated Lenders, Sponsor Affiliated Institutional Lenders, Permitted Holders, Credit Parties or their respective Affiliates that become Lenders hereunder shall not have any right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document other than those set forth in Section 13.1(b)(i), 13.1(b)(vii) or 13.1(b)(x) that affect any such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.1(f), 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.4 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 5.4(d) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

13.7. Replacements of Lenders under Certain Circumstances/Non-Consenting Lenders.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.1(f) or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, in each case, with a replacement bank or other financial institution, provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.1(f) or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off.

(a) Other than in connection with assignments pursuant to Section 13.6, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THE VALIDITY OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.15. WAIVERS OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, THE AGENTS, AND THE LENDERS (INCLUDING THE SWINGLINE LENDER AND THE LETTER OF CREDIT

ISSUER) HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE CREDIT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWER, EACH AGENT, EACH LENDER (INCLUDING THE SWINGLINE LENDER AND THE LETTER OF CREDIT ISSUER) REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.16. Confidentiality. The Administrative Agent and each Lender shall hold all material non-public information furnished to it by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal or regulatory process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with a regulatory examination of such Lender or the Administrative Agent or an examination of the financial condition of such Lender or the Administrative Agent by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 13.16.

13.17. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

13.18. Electronic Communications.

(a) (i) Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may (subject to Section 13.2(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 13.2(b)); provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. (i) Each Credit Party hereby agrees that it may provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to such e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as specified in Section 13.2 of this Agreement or as otherwise specified in this Agreement or any other Credit Document. Nothing in this Section 13.18 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

(ii) To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each certificate required to be delivered pursuant to Section 9.1(d) hereunder.

(iii) Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found by a court of competent jurisdiction to have resulted from such person’s gross negligence, bad faith or willful misconduct.

13.19. Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents for purposes of any reference in a Credit Document to the parties for whom any Agent is acting. Each Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed such Agent as its agent hereunder and to have accepted the benefits of the Credit Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Credit Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, each Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to such Agent as to the amounts that are due and owing to it and such written certification is received by such Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, each Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to such Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ACCELLENT INC., a Maryland corporation

By:	/s/ Craig Campbell
Name: Craig Campbell
Title: Vice President and Chief Accounting Officer

WELLS FARGO CAPITAL FINANCE, LLC, as Administrative Agent, Collateral Agent, Lead Arranger and Bookrunner and as a Lender

By:	/s/ Todd R. Nakamoto
Name: Todd R. Nakamoto
Title: Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By:	/s/ Ilya Ivashkov
Name: Ilya Ivashkov
Title: Associate

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director